SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No.__)*


                                ImproveNet, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45321E106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]      Rule 13d-1(b)

            [ ]      Rule 13d-1(c)

            [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 15 Pages


----------------------------------------------------------                     --------------------------------------
CUSIP NO.     45321E106                                           13 G                  Page 2 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital II, L.P. ("August II")
                      Tax ID Number:  94-3303776
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       1,513,723 shares, except that August Capital Management II, L.L.C.
           OWNED BY EACH                      ("ACM II"), the general partner of August II, may be deemed to have
             REPORTING                        sole voting power, and John Johnston ("Johnston"), David F. Marquardt
              PERSON                          ("Marquardt"), Andrew S. Rappaport ("Rappaport"), and Andrew Anker
               WITH                           ("Anker"),  the members of ACM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,513,723 shares, except that ACM II, the general partner of August
                                              II, may be deemed to have sole dispositive power, and Johnston,
                                              Marquardt, Rappaport, and Anker, the members of ACM II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,513,723
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.98%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.     45321E106                                           13 G                  Page 3 of 15 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Strategic Partners II, L.P. ("Partners II")
                      Tax ID Number:  94-3312511
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       69,669 shares,  except that ACM II, the general partner of  Partners  II,
          OWNED BY EACH                       may be deemed  to have  sole  voting power, and Johnston, Marquardt,
             REPORTING                        Rappaport,  and  Anker,  the  members  of ACM II, may be deemed to have
              PERSON                          shared power to vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              69,669 shares, except that ACM II, the general partner of Partners
                                              II, may be deemed to have sole dispositive power, and Johnston,
                                              Marquardt, Rappaport, and Anker, the members of ACM II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       69,669
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.41%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.     45321E106                                           13 G                  Page 4 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      August Capital Management II, L.L.C. ("ACM II")
                      Tax ID Number:  94-3303773
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       1,583,392 shares, of which 1,513,723 shares are directly owned by
           OWNED BY EACH                      August II and 69,669 shares are directly owned by Partners II.  ACM
             REPORTING                        II, the general partner of August II and Partners II, may  be deemed  to
              PERSON                          have sole  power to vote  these  shares  and Johnston, Marquardt,
               WITH                           Rappaport,  and Anker, the members of ACM II,  may be  deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,583,392 shares, of which 1,513,723 shares are directly owned by
                                              August II and 69,669 shares are directly owned by Partners II. ACM
                                              II, the general partner of August II and Partners II, may be deemed to have sole power to dispose of these shares and Johnston,
                                              Marquardt, Rappaport, and Anker, the members of ACM II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,583,392
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.39%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.     45321E106                                           13 G                  Page 5 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      John Johnston ("Johnston")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,583,392 shares, of which 1,513,723 are directly owned by August II and 69,669 are directly owned by Partners II. Johnston is a member of
                                              ACM II, the general partner of August II and Partners II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,583,392 shares, of which 1,513,723 are directly owned by August II and 69,669 are directly owned by Partners II. Johnston is a member of
                                              ACM II, the general partner of August II and Partners II, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,583,392
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.39%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.     45321E106                                           13 G                  Page 6 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
1            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      David F. Marquardt ("Marquardt")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       4000 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,583,392 shares, of which 1,513,723 shares are directly owned by
                                              August II and 69,669 shares are directly owned by Partners II.
                                              Marquardt is a member of ACM II, the general partner of August II and
                                              Partners II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              4000 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,583,392 shares, of which 1,513,723 shares are directly owned by
                                              August II and 69,669 shares are directly owned by Partners II.
                                              Marquardt is a member of ACM II, the general partner of August II and
                                              Partners II, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,587,392
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.41%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 45321E106                                               13 G                  Page 7 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
1            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Andrew S. Rappaport ("Rappaport")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       750 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,583,392 shares, of which 1,513,723 shares are directly owned by
                                              August II and 69,669 shares are directly owned by Partners II.
                                              Rappaport is a member of ACM II, the general partner of August II and
                                              Partners II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              750 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,583,392 shares, of which 1,513,723 shares are directly owned by
                                              August II and 69,669 shares are directly owned by Partners II.
                                              Rappaport is a member of ACM II, the general partner of August II and
                                              Partners II, and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,584,142
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.39%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 45321E106                                               13 G                  Page 8 of 15 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Andrew Anker ("Anker")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       38,000 shares
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,583,392 shares, of which 1,513,723 shares are directly owned by
                                              August II and 69,669 shares are directly owned by Partners II. Anker is a member of ACM II, the general partner of August II and Partners
                                              II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              38,000 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,583,392 shares, of which 1,513,723 shares are directly owned by
                                              August II and 69,669 shares are directly owned by Partners II. Anker is a member of ACM II, the general partner of August II and Partners
                                              II, and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,621,392
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.61%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 45321E106                                               13 G                  Page 9 of 15 Pages
----------------------------------------------------------                     --------------------------------------

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  ImproveNet, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  720 Bay Road
                  Redwood City, California 94063

ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------

                  This statement is filed by August Capital II, L.P., a Delaware limited partnership ("August
                  II"), August Capital Strategic Partners II, L.P., a Delaware limited partnership ("Partners
                  II"), August Capital Management II, L.L.C. a Delaware limited liability company ("ACM II"), John
                  Johnston ("Johnston"), David F. Marquardt ("Marquardt"), Andrew S. Rappaport ("Rappaport") and
                  Andrew Anker ("Anker"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  ACM II is the general partner of August II and Partners II, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by August II and
                  Partners II. Johnston, Marquardt, Rappaport and Anker are the managing members of ACM II, and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by August II and Partners II.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  August Capital
                  2480 Sand Hill Road, Suite 101
                  Menlo Park, California 94025

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  August II and Partners II are Delaware  limited  partnerships.
                  ACM II is a Delaware limited liability company. Johnston, Marquardt, Rappaport and Anker are United States Citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  45321E106

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
----------------------------------------------------------                     --------------------------------------
CUSIP NO. 45321E106                                               13 G                  Page 10 of 15 Pages
----------------------------------------------------------                     --------------------------------------

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                           (a)      Amount beneficially owned:
                                    -------------------------

                                    See Row 9 of cover  page for each  Reporting Person.

                           (b)      Percent of Class:
                                    ----------------

                                    See Row 11 of cover page for each  Reporting Person.

                           (c)      Number of shares as to which such person has:

                                    (i)      Sole power to vote or to direct the vote:
                                             ----------------------------------------

                                             See Row 5 of  cover  page  for  each Reporting Person.


                                    (ii)     Shared power to vote or to direct the vote:
                                             ------------------------------------------

                                             See Row 6 of  cover  page  for  each Reporting Person.


                                    (iii)    Sole power to dispose or to direct the disposition of:
                                             -----------------------------------------------------

                                             See Row 7 of  cover  page  for  each Reporting Person.


                                    (iv)     Shared power to dispose or to direct the disposition of:
                                             -------------------------------------------------------

                                             See Row 8 of  cover  page  for  each Reporting Person.


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 45321E106                                               13 G                  Page 11 of 15 Pages
----------------------------------------------------------                     --------------------------------------


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                  ---------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of August II and
                  Partners II, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED
                  ON BY THE PARENT HOLDING COMPANY:
                  ---------------------------------

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ---------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  -------------

                  Not applicable


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 45321E106                                               13 G                  Page 12 of 15 Pages
----------------------------------------------------------                     --------------------------------------


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 13, 2001

Entities:         August Capital II, L.P.
                  August Capital Strategic Partners II, L.P.
                  August Capital management II, L.L.C.

                                                                       By:/s/ Mark G. Wilson
                                                                          -----------------------
                                                                       Mark  G.  Wilson,  Attorney-in-Fact  for the
                                                                       above listed entities

Individuals:      John Johnston
                  David F. Marquardt
                  Andrew S. Rappaport
                  Andrew Anker

                                                                       By:/s/ Mark G. Wilson
                                                                          -----------------------
                                                                       Mark  G.  Wilson,  Attorney-in-Fact  for the
                                                                       above listed individuals

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 45321E106                                               13 G                  Page 13 of 15 Pages
----------------------------------------------------------                     --------------------------------------

                                         EXHIBIT INDEX


                                                                                                 Found on
                                                                                               Sequentially
Exhibit                                                                                        Numbered Page
-------                                                                                        -------------

Exhibit A:  Agreement of Joint Filing                                                               14

Exhibit B:  Reference to Mark G. Wilson as Attorney-in-Fact                                         15


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 45321E106                                               13 G                  Page 14 of 15 Pages
----------------------------------------------------------                     --------------------------------------



                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of ImproveNet, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated February 13, 2001

Entities:         August Capital II, L.P.
                  August Capital Strategic Partners II, L.P.
                  August Capital Management II, L.L.C.

                                                                       By:/s/ Mark G. Wilson
                                                                          -----------------------
                                                                       Mark  G.  Wilson,  Attorney-in-Fact  for the
                                                                       above listed entities

Individuals:      John Johnston
                  David F. Marquardt
                  Andrew S. Rappaport
                  Andrew Anker

                                                                       By:/s/ Mark G. Wilson
                                                                          -----------------------
                                                                       Mark  G.  Wilson,  Attorney-in-Fact  for the
                                                                       above listed individuals





----------------------------------------------------------                     --------------------------------------
CUSIP NO. 45321E106                                               13 G                  Page 15 of 15 Pages
----------------------------------------------------------                     --------------------------------------





                                    EXHIBIT B

                Reference to Mark G. Wilson as Attorney-in-Fact

Mark G. Wilson has signed the enclosed documents as Attorney-in-Fact. Note that copies of the applicable Power of Attorney are already on file with the appropriate agencies.



